Exhibit 15
July 31, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated April 26, 2006 on our review of interim financial information of Sonoco Products Company for the three month period ended March 26, 2006 and March 27, 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 26, 2006 is incorporated by reference in its Registration Statement dated August 2, 2006.
We are also aware that our report dated July 27, 2006 on our review of interim financial information of Sonoco Products Company for the three and six month periods ended June 25, 2006 and June 26, 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 25, 2006 is incorporated by reference in this Registration Statement dated August 2, 2006.
Yours very truly,
/s/ PricewaterhouseCoopers LLP